EXHIBIT 99.2

News Release

REMEC ANNOUNCES NEW ENTITY;

ORGANIZES BUSINESSES ALIGNED WITH PRODUCT LINES

SAN DIEGO, Calif., May 10, 2004—REMEC, Inc. (Nasdaq: REMC) today announced a reorganization of the Company that flattens and simplifies the operational structure to ensure direct line-of-sight and accountability from product development through customer deliverables. The new organization is comprised of two entities, both wholly-owned subsidiaries of REMEC, Inc.: REMEC Wireless Systems, Inc. and REMEC Defense & Space, Inc.

REMEC Defense & Space, Inc. will remain unchanged. Jack Giles, President, Defense & Space, will continue to lead his organization and will continue to report directly to the President and Chief Operating Officer, REMEC, Inc.

REMEC Wireless Systems, Inc., formerly operating as the commercial division of REMEC, Inc., will change from a functionally-based organization to a product line-focused organization. In addition to his current role as President and Chief Operating Officer of REMEC, Inc., Thomas Waechter will also take on the role of President and General Manager, REMEC Wireless Systems, Inc., effective immediately. Reporting directly to the President and General Manager, REMEC Wireless Systems, Inc., will be:

•	Clark Hickock, formerly Executive Vice President, Global Operations, has been named Executive Vice President, Network Optimization and Services. In his new role, Hickock will be responsible for the following three product lines: Manufacturing Services, Network Optimization and Components. Each of these groups will be led by a Vice President responsible for each of the three product lines. Each product line leader will be responsible for his/her complete product line and complete life cycle of the product. The leaders responsible for these product lines will be:

•	Shu Yi Lin, Senior Vice President, Chief Executive Officer, China, has also taken on the role of Vice President, Network Optimization. In her additional role, Lin will be responsible for developing the network optimization business plan and implementing the strategy.
•	Keith Butler will continue in his role as Vice President, Manufacturing Services.
•	Bill Cole, formerly Vice President, Components Operations, has been named Vice President, Components. In his new role, Cole will be responsible for the entire component product line, starting from research and development through manufacturing.

•	Farid Firouzbakht, formerly Vice President and General Manager, OEM Products, has been named Vice President, Base Station Systems. In his new role, Firouzbakht will be responsible for the following four product lines: Power Amplifiers, Filters, Tower Mounted Amplifiers and ODU/Transceivers. Each of these groups will be led by a Vice President responsible for each of the four product lines. Each product line leader will be responsible for his product P&L and the complete life cycle from research and development through manufacturing. The leaders responsible for these product lines will be:

•	Dave Piazza, formerly Vice President, Engineering has been named Vice President, Power Amplifiers.
•	Jeff Alvord, formerly Executive Director, Design Engineering, has been named Vice President, Filters.
•	Ian Bourke has been named Vice President, Tower Mounted Amplifier.
•	Dave Newman, formerly Vice President and General Manager, Broadband Wireless has been named Vice President, ODU/Transceiver.

•	Jon Opalski, formerly Executive Vice President, Commercial Operations, has been named Executive Vice President & Chief Technology Officer. This is a new position created in REMEC Wireless Systems, Inc. In this key role as Chief Technology Officer, Opalski will be responsible for all product road mapping and future technology direction.

•	Bill Sweeney will continue in his role as Executive Vice President, Worldwide Sales and Strategic Marketing and report to the President, Chief Operating Officer, REMEC, Inc.

•	Ki Nam, Senior Vice President, Business Development, will now report directly to the President and General Manager, REMEC Wireless Systems, Inc. In this role, Nam will direct the strategy for the development of REMEC Wireless Systems, Inc. business inside of REMEC, Inc., as well as merger and acquisition activity.

•	Tim Jones will continue in his role of Corporate Vice President, Human Resources, reporting directly to the Chief Executive Officer, REMEC, Inc., and will continue to lead REMEC’s Human Resources teams in REMEC Wireless Systems, Inc. and in REMEC Defense & Space, Inc.

•	Joe Rogers, formerly Vice President, Manufacturing, has been named Vice President, Manufacturing Technology and Processes. In his new role, Rogers will be responsible for overseeing the implementation of process and improvement programs across the global manufacturing base.

•	Gerry Joyce, a new member to the REMEC team, has been named Vice President, Global Supply Chain. Joyce brings over 20 years of experience managing all aspects of Supply Chain Management.

“The engine of REMEC Wireless Systems is powered by the creation, engineering, manufacturing, distribution and delivery of our products and services to our customers,” stated Bob Shaner, Interim Chief Executive Officer. “This reorganization will bring a stronger emphasis with more accountability and authority to each of our product lines and product line leaders. Each product line leader will have “cradle to grave” responsibility for his product line and the full support of our entire organization to meet the needs of our customers, employees, and owners. Our products have never been in more demand and we must maintain the highest level of quality in the industry while doing so in a more seamless and efficient manner.”

About REMEC

REMEC designs and manufactures microwave and millimeter wave subsystems used in the transmission of voice, video and data traffic over wireless communications networks and provides advanced integrated microwave subsystem solutions for defense and space electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at http://www.remec.com or call (858) 505-3713.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

REMEC is a registered trademark of REMEC, Inc. Other brand or product names are registered trademarks or trademarks of their respective holders.

REMEC, Inc., 2004. All rights reserved.

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For corporate information:	Thomas H. Waechter
Chief Operating Officer
858-505-3725
thomas.waechter@remec.com

For press inquiries:	Michelle J. Kim
Corporate Communications Manager
858-505-3671
michelle.kim@remec.com